Exhibit 10.15

                                                                         Summary
                                                                         -------




Summary of Loan Agreement by and between Shenzhen BAK Battery Co., Ltd. and Longgang Branch, Shenzhen Development Bank dated May 18, 2005.

Main contents:

>>   Contract number: Shenfa Longgang Dai Zi NO.20050518001;
>>   Loan Principal: RMB10 million;
>>   Loan term: May 18, 2005 - April 30, 2006;
>>   Interest rate: fixed at 6.138%;
>>   Penalty interest rate for delayed repayment: 6.138% plus 50% * 6.138%;
>>   Penalty interest rate for embezzlement of loan proceeds: 6.138% * 2;
>> Repayment: interest is payable monthly (20th); principal is due on April 30, 2006;
>>   Purpose of the loan is to provide working capital for the Company;
>> Advanced repayment of loan needs to be approved by Development Bank and Development Bank is entitled to charge a month's interest based on the prepaid loan principal as penalty;
>> If any of the following occurs, Development Bank is entitled to terminate Loan Agreement 2 before its term and withdraw all loans provided and cancel all loans not yet provided under Loan Agreement 2:
     |X|  The Company terminates operation or is stopped from operation;
     |X| The Company provides untrue documents or hide important financial information about its operation;
     |X| The Company intentionally evades bank debts by way of related party transaction or other means;
     |X| The Company uses loan proceeds for purposes other than what is agreed without the consent of Development Bank; |X| Occurrence of other instances which endangers or may endanger the safety of the loan provided by Development Bank under Loan Agreement 2;
     >> Breach of contract penalties: suspension of loan unprovided, demand prepayment of loan principal and interest before maturity; imposition of punitive interest; compensation for Development Bank's expenses incurred due to the Company's breach of contract such as lawyer's fee, travel cost in case of litigation, etc.
>> Special terms: If the Company belongs to the group client category, it should report to Development Bank in writing within 10 days from the occurrence of any related party transaction involving more than 10% of the Company's net asset.

Term that have been omitted: loan arrangement; interest clearing of the loan; drawing of the loan; interest penalty of loan; rights and obligation of the borrower; rights and obligations of the lender; expenses and service charges; settlement account; modification and termination of the loan agreement; miscellaneous; undertakings and representations of the lender; applicable law and dispute settlement; validity; and attention.